Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our reports dated March 2, 2007, relating to the financial statements of Quintana Maritime Limited, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Quintana Maritime Limited, for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Deloitte

Deloitte.

Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece

February 15, 2008